Exhibit 12(a)(1)
DOMINI SOCIAL TRUST
DOMINI SOCIAL INVESTMENT TRUST
DOMINI INSTITUTIONAL TRUST
Code of Ethics for Purposes of
Section 406 of the Sarbanes-Oxley Act of 2002
Dated as of July 31, 2003
DOMINI ADVISOR TRUST
Adopted as of October 22, 2004
(Updated January 1, 2006 to reflect name change of Domini Social Index Portfolio to Domini Social Trust)
I.	Covered Officers/Purpose of This Code
This code of ethics (this “Code”) for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by each of the investment companies listed above (collectively, the “Funds” and each, a “Fund”) and applies to each Fund’s principal executive officer, principal financial officer, and principal accounting officer (collectively, the “Covered Officers” and each, a “Covered Officer”), each of whom is set forth on Exhibit A, for the purpose of promoting:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”), and in other public communications made by a Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.
Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.
II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest
Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Fund.
Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (including the regulations thereunder, the “Investment Company Act”) and the Investment Advisers Act of 1940 (including the regulations thereunder, the “Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of such Fund. The compliance programs and procedures of each Fund and of Domini Social Investments LLC, its investment adviser and administrator ( “Domini”), are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.
Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and Domini, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for a Fund or for Domini, or for both), be involved in establishing policies and implementing decisions that will have different effects on Domini and a Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and Domini and is consistent with the performance by the Covered Officers of their duties as officers of a Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by each Fund’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes and that service, by itself, does not give rise to a conflict of interest.
Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.
Each Covered Officer must not:
•	use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby such Covered Officer would benefit personally to the detriment of such Fund;

•	cause a Fund to take action, or fail to take action, for the individual personal benefit of such Covered Officer rather than the benefit of such Fund; or

•	retaliate against any other Covered Officer or any employee of a Fund or its affiliated persons for reports of potential violations that are made in good faith.
There are some conflict of interest situations that should always be discussed with and approved by Domini’s General Counsel if material. Examples of these include:1
•	service as a director of a company (other than a Fund) that files or is required to file with the SEC periodic reports under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (such as 10-Ks, 10-Qs, and 8-Ks);

•	the receipt of any gift or gratuity from any person or entity that does business with a Fund or has reasonably foreseeable prospective business dealings with a Fund, other than:
(i)	any gifts or gratuities received in any 90-day period from any one person or business entity, or several related persons or business entities, having an aggregate fair market value of not more than $150;

(ii)	travel, lodging, entertainment, food, and beverages provided in connection with a business or professional meeting or function; and

(iii)	goods and services, such as investment research reports and newsletters, that are used in the conduct of the business of Domini;
•	any ownership interest in, or any consulting or employment relationship with, any of a Fund’s service providers, other than Domini or any affiliated person thereof; and

•	a direct or indirect financial interest in commissions, transaction charges, or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from a Covered Officer’s employment, such as compensation or equity ownership.
III.	Disclosure and Compliance
•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds.

•	Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside such Fund, including to such Fund’s Board and auditors, and to governmental regulators and self-regulatory organizations.

[1]	Please note that any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for such Covered Officer if a member of such Covered Officer’s family engages in such an activity or has such a relationship. This should not be considered an exhaustive list of every possible type of conflict of interest that might arise and should be discussed with Domini’s General Counsel. Additional conflicts of interest are covered by Domini’s Code of Ethics, and are not described here.

•	Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and of Domini and, as applicable, the Funds’ other service providers, with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC, and in other public communications made by the Funds.

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.
IV.	Reporting and Accountability
Each Covered Officer must:
•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to each Board that he or she has received, read, and understands this Code;

•	annually thereafter affirm to each Board that he or she has complied with the requirements of this Code; and

•	notify Domini’s General Counsel promptly if he or she knows of any violation of this Code; failure to do so is itself a violation of this Code.
Domini’s General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by any Covered Officer will be considered by the Audit Committee of a Fund.2
The Funds will follow these procedures in investigating and enforcing this Code:
•	the General Counsel will take all appropriate action to investigate any potential violations reported to him/her;

•	if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•	any matter that the General Counsel believes is a violation will be reported to the applicable Fund’s Audit Committee in writing;

•	if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Domini; or a recommendation to dismiss such Covered Officer;

[2]	Item 2 of Form N-CSR defines “waiver” as the “approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

•	the Audit Committee will be responsible for granting waivers, as it deems appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
V.	Other Policies and Procedures
This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, Domini, the principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and Domini’s and the principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and Domini’s more detailed policies and procedures contained in Domini’s Code of Ethics binder are separate requirements applying to the Covered Officers and others, and are not part of this Code.
VI.	Amendments
Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of each Board.
VII.	Confidentiality
All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel and Domini.
VIII.	Internal Use
This Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund or Domini, as to any fact, circumstance, or legal conclusion.

Exhibit A
Persons Covered by This Code of Ethics

	PRINCIPAL	PRINCIPAL	PRINCIPAL
	EXECUTIVE	FINANCIAL	ACCOUNTING
FUND	OFFICER	OFFICER	OFFICER

Domini Social Trust	Amy L. Domini, President	Carole M. Laible, Treasurer	Carole M. Laible, Treasurer

Domini Social Investment Trust	Amy L. Domini, President	Carole M. Laible, Treasurer	Carole M. Laible, Treasurer

Domini Institutional Trust	Amy L. Domini, President	Carole M. Laible, Treasurer	Carole M. Laible, Treasurer

Domini Advisor Trust	Amy L. Domini, President	Carole M. Laible, Treasurer	Carole M. Laible, Treasurer